Exhibit 99.1

GrowGeneration Reports Record Second Quarter 2021 Financial Results

Record Revenue increased 190% to $125.9 million;
Net Income of $6.7 million up 161%;
Adjusted EBITDA of $14.5 million, a 229% increase;
2021 Revenue Guidance Raised to $455 to $475 Million

●	Comparable Store Sales for the Quarter Increased 60% from Prior Year

●	Record Diluted Earnings of $0.11 Per Share in the Quarter

DENVER, Aug. 12, 2021 /PRNewswire/ - GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”), the largest chain of specialty hydroponic and organic garden centers with 58 locations across 12 states, today reported record second quarter 2021 revenues of $125.9 million, versus $43.5 million in the same period last year.

The Company also reported record second quarter 2021 GAAP pre-tax net income of approximately $9.6 million compared to pre-tax net income of $2.7 million in the same period last year.  Diluted earnings per share, inclusive of tax expense, was $0.11 compared to a $0.06 in the same period last year.

Non-GAAP earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) was $14.5 million, compared to $4.4 million in the same period last year, or $0.24 per share, versus $0.11 in the prior years quarter.

Darren Lampert, GrowGeneration’s Co-Founder and CEO stated, “The GrowGen team delivered an exceptionally strong second quarter, with revenues up 190% compared to the same period last year, with same store sales up 60%. The entire enterprise generated more revenue in the first half of 2021 than all of 2020 and adjusted EBITDA in the first half of 2021 was more than all previous periods combined.  For the year, we closed 12 acquisitions, adding 20 hydroponic retail locations, bringing our total store count to 58. Our ability to attract and purchase the “best of breed” and largest hydroponic operators in the country was again evident with our signing of HGS Hydro, the country’s third largest hydroponic chain. The strategies implemented several quarters ago are now positively impacting margins. We increased our inventory positions across all key product categories to get ahead of price increases, as well as expanded more private label purchases. Our private-label and proprietary products now account for approximately 7% of our overall sales.  I am proud and encouraged with our 170 basis point increase in gross profit margin. On a per share basis, adjusted EBITDA was $0.24 for the quarter versus $0.11 last year.  These increases were accomplished despite port delays, supply chain interruptions, and increases in container costs. Due to construction and building delays, we now believe the two Southern California and the Ardmore, OK, store openings will open in the fourth quarter.  The company continues to focus on building out a world-class supply chain, with omni-channel functionality, that will allow the company to continue to deliver ” just in time” inventory for all types of growers and cultivators.”

Financial Highlights for Second Quarter 2021 Compared to Second Quarter 2020

●	Revenues rose 190% to $125.9 million for second quarter 2021, versus $43.5 million, for the same period last year.

●	Same-store sales at 24 locations open for the same period in 2020 and 2021 were $62.1 million in second quarter 2021 versus $38.9 million for the same period last year, a 60% increase year over year.

●	Gross profit margin for second quarter 2021 was 28.4% compared to 26.7% in the same quarter last year, an increase of 170 basis points.

●	Income before tax was $9.6 million for the second quarter 2021 versus $2.7 million for the same period last year.

●	Net income was $6.7 million, or $0.11 per share based on a diluted share count of 60.2 million.

●	Adjusted EBITDA was $14.5 million for second quarter 2021 versus $4.4 million for the same period last year.

●	Private-label sales, inclusive of Power Si and Char Coir, were 7% of revenue compared to less than 1% for the same period last year.

●	Ecommerce revenue was $12 million compared to $3.3 million for the same period last year, including Agron.io and all of our e-commerce sites.

●	Cash and short-term securities as of June 30, 2021 was $124.5 million.

Financial Highlights for Six Months 2021 compared to the same period 2020

●	Net revenue for the six months ended June 30,2021, was $215.9 million, compared to $76.4 million for the six months ended June 30, 2020, an increase of $139.5 million or 182%.

●	Gross profit margin was 28.3% for the six months ended June 30, 2021 compared to 26.9% for the six months ended June 30, 2020.

●	Net income for the six months ended June 30, 2021 was $12.9 million, compared to net income of $0.5 million for the six months ended June 30,2020.

M&A Activity

The company acquired the following hydroponic equipment and organic garden centers in the second quarter of 2021:

●	In April 2021, the Company acquired Downriver Hydroponics, a Michigan-based indoor garden center in Wayne County.

●	In May 2021, the Company acquired The Harvest Company, a Northern California-based garden center with operations in Redding and Hayfork, CA.

Expansion Efforts

The Company’s supply chain spans approximately 875,000 square feet of retail and warehouse space, across existing locations and signed leases in new locations, spanning 13 states.

●	In April 2021, the Company entered into a lease for a 40,000 sq. ft. facility in Jackson, MS, the 13th state of operation.

●	In May 2021, the Company announced the building of a sixth Oklahoma location in Ardmore.

●	The Company announced the addition of 52,000 square feet in downtown Los Angeles and 70,000 square feet in Rancho Dominguez, California, that will serve as distribution and fulfillment locations for the Company.

●	The Company is in the process of building additional locations that will serve as fulfillment centers that include 25,000 square feet in Phoenix, Arizona and 58,000 square feet in Medley, Florida. These locations are expected to be opened by fall of 2021.

Subsequent Events

●	In July 2021, the Company entered into an asset purchase agreement to acquire HGS Hydro, the nation’s third largest chain of hydroponic garden centers, with six stores across Michigan and a seventh store slated to open in the fall of 2021.

●	In July 2021, the Company acquired Aqua Serene, a southern Oregon-based hydroponic garden center with stores in Eugene and Ashland, Oregon.

●	In July 2021, the Company acquired Mendocino Greenhouse and Garden Supply, a Northern California-based hydroponic garden center, located in Mendocino, California.

Conference Call

The company will host a conference call August 12, 2021 at 9:00AM Eastern Time.  To participate in the call, please dial 888-390-0546 (domestic); 416-764-8688 (International). Participants should request the GrowGeneration Earnings Call or provide confirmation code: 94991680.  This call is being webcast and can be accessed on the Investor Relations section of GrowGeneration website at: https://ir.growgeneration.com/news-events/ir-calendar.

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About GrowGeneration Corp:
GrowGen owns and operates specialty retail hydroponic and organic gardening centers. Currently, GrowGen has 58 stores, which include 21 locations in California, 8 locations in Colorado, 7 locations in Michigan, 5 locations in Maine, 5 locations in Oklahoma, 2 locations in Nevada, 2 locations in Washington, 4 locations in Oregon, 1 location in Arizona, 1 location in Rhode Island,1 location in Florida, and 1 location in Massachusetts. GrowGen also operates an online superstore for cultivators at growgeneration.com and B2B ERP platform, agron.io. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect opinions only as of the date of this release. Please keep in mind that the company does not have an obligation to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings made with the United States Securities and Exchange Commission, available at: www.sec.gov, and on the company’s website, at: www.growgeneration.com.

Contacts:

Michael Salaman
michael@growgeneration.com

John Evans
Investor Relations
415-309-0230
john.evans@growgeneration.com

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

ITEM 1. FINANCIAL STATEMENTS
GROWGENERATION CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$67,155	$177,912
Marketable securities	57,357	—
Accounts receivable, net	4,377	3,901
Notes receivable, current	4,535	2,612
Inventory, net	95,937	54,024
Income taxes receivable	—	655
Prepaids and other current assets	26,286	11,125
Total current assets	255,647	250,229

Property and equipment, net	10,455	6,475
Operating leases right-of-use assets, net	31,661	12,088
Notes receivables, net of current portion	1,371	1,200
Intangible assets, net	44,279	21,490
Goodwill	108,740	62,951
Other assets	694	301
TOTAL ASSETS	$452,847	$354,734

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$36,481	$14,623
Accrued liabilities	2,639	672
Payroll and payroll tax liabilities	4,412	2,655
Customer deposits	6,793	5,155
Sales tax payable	2,046	1,161
Income taxes payable	1,846	—
Current maturities of lease liability	5,464	3,001
Current portion of long-term debt	83	83
Total current liabilities	59,764	27,350

Deferred tax liability	1,697	750
Operating lease liability, net of current maturities	27,427	9,479
Long-term debt, net of current portion	106	158
Total liabilities	88,994	37,737

Stockholders’ Equity:
Common stock	60	57
Additional paid-in capital	353,575	319,582
Retained earnings (deficit)	10,218	(2,642)
Total stockholders’ equity	363,853	316,997
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$452,847	$354,734

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

GROWGENERATION CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020

Sales	$125,885	$43,451	$215,907	$76,433
Cost of sales	90,172	31,866	154,817	55,902
Gross profit	35,713	11,585	61,090	20,531

Operating expenses:
Store operations	12,624	3,877	20,806	7,516
Selling, general, and administrative	10,563	4,431	17,968	11,496
Depreciation and amortization	2,917	468	4,971	827
Total operating expenses	26,104	8,776	43,745	19,839

Income from operations	9,609	2,809	17,345	692

Other income (expense):
Other expense	(8)	(66)	(46)	(61)
Interest income	36	—	40	25
Interest expense	(4)	(13)	(6)	(20)
Total non-operating income (expense), net	24	(79)	(12)	(56)

Net income before taxes	9,633	2,730	17,333	636

Provision for income taxes	(2,920)	(156)	(4,473)	(156)

Net income	$6,713	$2,574	$12,860	$480

Net income per share, basic	$0.11	$0.07	$0.22	$0.01
Net income per share, diluted	$0.11	$0.06	$0.22	$0.01

Weighted average shares outstanding, basic	59,061	38,617	58,588	38,224
Weighted average shares outstanding, diluted	60,223	41,016	59,794	40,241

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Adjusted EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	Three Months Ended June 30,
	2021	2020
	(000)	(000)
Net income	$6,713	$2,574
Income taxes	2,920	156
Interest expense	4	13
Depreciation and Amortization	2,917	468
EBITDA	$12,554	$3,211
Share based compensation (option compensation, warrant compensation, stock issued for services)	1,914	1,187
Adjusted EBITDA	$14,468	$4,398

Adjusted EBITDA per share, basic	$0.24	$0.11
Adjusted EBITDA per share, diluted	$0.24	$0.11

	Six Months Ended June 30,
	2021	2020
	(000)	(000)
Net income	$12,860	$480
Income taxes	4,473	156
Interest	6	20
Depreciation and Amortization	4,971	827
EBITDA	$22,310	$1,483
Share based compensation (option compensation, warrant compensation, stock issued for services)	3,241	5,302
Adjusted EBITDA	25,551	$6,785

Adjusted EBITDA per share, basic	$0.44	$0.18
Adjusted EBITDA per share, diluted	$0.43	$0.17